Exhibit 14

URANIUM RESOURCES, INC.
(the “Company”)
Code of Business Conduct and Ethics
Revised December 15, 2006

A.            Purpose

This Code of Business Conduct and Ethics (the “Code”) addresses the Company’s commitment to the honesty, integrity and ethical behavior of the Company’s employees, officers and directors.  These qualities are essential to the Company’s reputation and success.  This Code governs the actions and working relationships of the Company’s employees, officers and directors with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has or may have contact.  Each member of management of the Company has the added responsibility of setting an example by his or her personal performance, which should convey the Company’s commitment to the highest ethical values.  If you are ever unsure of the appropriate action, you are encouraged to take advantage of the Company’s open door and informal environment and raise your concerns with appropriate management personnel.

B.            Introduction

The Company and each of its employees, officers and directors must conduct their Company business affairs with the highest standards of honesty and integrity.  Employees, officers and directors must also respect the rights of their fellow employees, officers, directors and third parties. Your actions must be free from discrimination, libel, slander or harassment.  Misconduct cannot be excused because it was directed or requested by another.  In this regard, you are expected to alert the Company in the manner set forth herein whenever an illegal, dishonest or unethical act is discovered or suspected.  You will not be penalized for reporting your discoveries or suspicions provided you have acted in good faith.  Persons who violate this Code will be subject to disciplinary action, up to and including termination.  Periodically, you will be required to review this Code and acknowledge in writing your understanding of and compliance with this Code.

C.            Core Principles

1.             Employees, officers and directors shall act with honesty and integrity and shall avoid actual or apparent conflicts of interest between personal and professional relationships and shall disclose to the audit committee any material transaction or relationship that reasonably could be expected to give rise to such conflict.

2.             Employees, officers and directors shall endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) as well as other public filings or communications made by the Company.

3.             Employees, officers and directors shall endeavor to faithfully comply with all laws, rules and regulations of federal, state, and local governments and applicable private or public regulatory agencies.

4.             Employees, officers and directors shall act in good faith, responsibly, with due care, competence, and diligence and shall not knowingly or recklessly misrepresent material facts or allow their independent judgments to be subordinated.

5.             Employees, officers and directors shall not use confidential information acquired in the course of their work for personal advantage and shall not buy or sell the Company’s securities in violation of the securities laws or the Company’s insider trading and stock pre-clearance policies.

6.             Employees, officers and directors shall act responsibly in their use of and control over the Company’s assets and resources.

D.            Conflicts of Interest

A “conflict of interest” occurs when your private interest interferes or appears to interfere in any way with the interests of the Company.  You must avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as an employee, officer or director of the Company.  Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest.  In addition, you may not exploit your position or relationship with the Company for personal gain.  For example, there is a likely conflict of interest if you (i) cause the Company to engage in business transactions with relatives or friends; (ii) use nonpublic, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information); or (iii) compete, or prepare to compete, with the Company while still employed by the Company.

E.             Confidentiality

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential.  As a Company employee, officer or director you are trusted with confidential information.  You are only to use such confidential information for the business purpose intended.  You may not share (or “tip”) confidential information with anyone outside the Company (except for the Company’s professional advisors), including family and friends, or with other employees who do not need the information to carry out their duties.  You remain under an obligation to keep all information confidential even if your employment ends.

F.             Prohibition Against Insider Trading

In general, employees, officers and directors who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in the Company’s stock or other securities. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Such insiders also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in the Company’s stock or other securities. Furthermore, if, during the course of your service with the Company, you acquire material nonpublic information about another company, such as one of our customers or suppliers, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you are restricted from trading in the securities of the other company.

Such “insider trading” is both unethical and illegal, with criminal penalties of up to $5 million and a jail term of up to 20 years and civil penalties of up to three times the illegal profit gained or loss avoided.

G.            Corporate Opportunities

Using confidential information about the Company or its businesses, employees, officers, directors, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.  All non-public information about the Company should be considered confidential.  Employees, officers and directors are prohibited from:

•                  Personally benefiting from opportunities that are discovered through the use of the Company property, contacts, information or position.

•                  Accepting employment or engaging in a business (including consulting or similar arrangements) while employed by the Company that may conflict with the performance of your duties or the Company’s interest.

•                  Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Company.

•                  Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

There are certain limited situations in which you may accept a personal benefit from someone with whom you transact business, such as:

•                  Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday).  An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $250 from any one individual in any calendar year.

•                  Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

•                  Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

H.            Fair Dealing

No employee, officer and director may take unfair advantage of anyone, including the Company’s customers, suppliers, competitors and employees.  Additionally, no one may take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company.  Copies of such agreements should be provided to the Company to permit evaluation of the agreement in light of the employee’s position.  In no event shall an employee use any trade secrets, proprietary information or other similar property acquired in the course of his or her employment with another employer in the performance of his or her duties for or on behalf of the Company.

The Company’s policy is to select, place and work with all our employees and officers without discrimination based on race, color, national origin, gender, age, religion, disability, veteran’s status, or actual or perceived sexual orientation. Equal opportunity is one of the Company’s firmest and most basic beliefs.

Further, it is the responsibility of each of us to help the Company provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other nonprofessional conduct. Sexual harassment in any form, verbal or physical, by any employee, officer or director will not be tolerated. A violation of this policy will be treated with appropriate discipline, up to and including termination.

I.              Company Property

Employees, officers and directors must protect the Company’s property and assets and ensure their efficient and proper use.  Therefore, each employee, officer and director must safeguard the Company’s property and assets from loss or theft and may not take such property for personal use.  The Company’s property includes confidential information, software, computers, office equipment, and supplies.  You must appropriately secure all of the Company’s property within your control to prevent its unauthorized use or theft.  Using the Company’s computers or communications systems to access or distribute personal “non-business related” information, data or graphics is strictly prohibited.

J.             Covering Up Mistakes; Falsifying Records

                Mistakes should never be covered up; they should be immediately and fully disclosed to appropriate members of management.  Falsification of any Company, client or third party record is prohibited.

K.            Use of Company and Third Party Software

                The Company’s and third party software may be distributed and disclosed only to employees authorized to use it and to clients in accordance with terms of a license agreement.  Company and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.  All third party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software.

L.            Fair Competition

The Company must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition.

M.           Reporting Violations

Employees, officers and directors are required to report or cause to be reported, on a named or anonymous basis, any act or practice or other information which may constitute a violation of law, rules, regulations or this Code (or may otherwise be considered unethical) to their immediate supervisor, personnel manager or director or the Company’s legal counsel.

Contact information for the Company’s personnel director is Thomas H. Ehrlich, 972.219.3330.  Contact information for the Company’s legal counsel is Alfred C. Chidester, Baker & Hostetler LLP, 303.764.4091.

Any employee, officer or director who has any questions related to an interpretation of any part of this Code is encouraged to contact the Company’s legal counsel.  There is no right to privacy through the use of the Company’s telephone, e-mail, Internet and computers.  However, the Company will make every effort to respect your anonymity if you choose to use the procedures for anonymous reporting set forth below.  In any event, the Company cannot guarantee the eventual anonymity or confidentiality of a person making a report, as more fully described below.

The procedure for anonymous reporting of complaints to the applicable immediate supervisor, personnel manager or the General Counsel of the Company is for information to be sent by any of the following means: (i) using non-Company telephones, by immediately faxing a letter to the applicable individual at his or her office number, (ii) using non-Company telephones, by calling the applicable individual at his or her office number, (iii) using non-Company computers, by e-mailing the applicable individual at his or her work e-mail address, or (iv) using non-Company mail facilities, by sending a letter to the applicable individual at his or her work address.

Any employee, officer or director who wishes to report questionable accounting, internal accounting controls or auditing matters must make a complaint to the Chairman of the Audit Committee of the Board of Directors.  The procedure for anonymous reporting of complaints to the Audit Committee is for the complaint to be sent to Fulcrum Financial Inquiry, LLP (“Fulcrum”), an independent accounting firm, by using non-Company telephones, fax machines or computers.  Fulcrum may be contacted:

•                  By phone at (213) 443-1028 (You can reverse the call charges if desired, using the company name to remain anonymous)

•                  By email at whistle@fulcruminquiry.com

•                  By a web-based form via internet at www.fulcruminquiry.com/uri

•                  By fax at (213) 787-4141

•                  By mail addressed to Fulcrum Financial Inquiry LLP, Whistleblower Department, 1000 Wilshire Blvd., Suite 1650, Los Angeles, CA 90017

Fulcrum will review and record all complaints received and, if appropriate, forward the complaint to the Audit Committee for review.  In its review the Audit Committee shall include internal audit personnel, outside legal counsel or such other person as the Audit Committee determines to be appropriate.  The Audit Committee will report to the Board of Directors with respect to a complaint for which an investigation has been completed and, if applicable, recommend corrective action.  The Company will retain records of complaints and all related material for three (3) years from the date of the complaint.  All reasonable and appropriate expenses incurred by any employee, officer or director in making a report to the Audit Committee in accordance with this Code will be reimbursed at any time upon request.

The Company encourages its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal or unethical business activity involving the Company or its employees.  Reporting the activity will not subject the employee to discipline absent a knowingly false report and the Company may not subject any person to adverse employment action who makes a good faith report pursuant to this Code.

N.            Waivers

There shall be no waiver of any part of the Code except by a vote of the Board of Directors or a designated committee of the board of directors which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company.  In the event that any waiver is granted, the waiver shall be promptly disclosed as required by applicable law or regulation or by the NASDAQ corporate governance standards.

O.            Conclusion

Each of the Company’s employees, officers and directors is the guardian of the Company’s ethics and reputation.  Employees, officers and directors are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best and ethical course of action in a particular situation.  While there are no universal rules, when in doubt ask yourself the following questions:

•                  Will my actions be ethical in every respect and fully comply with the law and with the Company’s policies?

•                  Will my actions have the appearance of impropriety?

•                  Will my actions be questioned by my supervisors, associates, clients, family or the general public?

•                  Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with appropriate management.